Exhibit 99.h(2)
BROADMARK  FUNDS
FIRST AMENDMENT TO THE
ADMINISTRATION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 18th day of April, 2013, to the Administration Agreement dated as of December 3, 2012, the ("Administration Agreement"), is entered into by and between BROADMARK  FUNDS, a Delaware statutory trust (the "Trust"), and ULTIMUS FUND SOLUTIONS, LLC, a limited liability company organized and existing under the laws of the State of Ohio (the "Administrator").

RECITALS

WHEREAS, the parties have entered into the Administration Agreement; and

WHEREAS, the parties desire to add the Broadmark Tactical Fund to the Administration Agreement; and

WHEREAS, Section 17 of the Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Administration Agreement is hereby superseded and replaced with Amended Schedule A attached hereto.

Except to the extent amended hereby, the Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROADMARK FUNDS	ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Christopher J. Guptill	By: /s/ Robert G. Dorsey
Name: Christopher J. Guptill	Name: Robert G. Dorsey
Title: President	Title: President

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT BETWEEN
BROADMARK FUNDS
AND
ULTIMUS FUND SOLUTIONS, LLC

Amendment Dated April 18, 2013

FUND PORTFOLIOS

Broadmark Tactical Plus Fund
Broadmark Tactical Fund